UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 24, 2015

CrowdGather, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (818) 435-2472

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 24, 2015, CrowdGather, Inc. (the “Company” or “we”) issued to JMJ Financial (the “Investor”) a convertible promissory note in the principal amount of $250,000 with an original issue discount of $25,000 (the “Note”).  The Note is due in March 2017.  As of March 25, 2015, the Investor funded $65,000 to the Company pursuant the Note.

The Company may repay the Investor within 90 days of issuance without any interest payment. Thereafter, the Company may not make any payment until the Note matures, unless such payment is approved by the Investor.  Interest accrues at the rate of 12% per annum with respect to any payment made after the initial 90-day period.

At any time after 180 days of the Effective Date, the Investor may convert all or part of the Note into shares of the Company’s common stock at (a) the lesser of $0.08 or (b) 65% of the lowest trading price in the 25 trading days prior to the conversion.

The Note contains limitations that prevent the holder from acquiring shares upon exercise of the Note that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99% of the total number of shares of common stock then issued and outstanding. The Note also provides for penalties and rescission rights if the Company does not deliver shares of its common stock upon conversion within the required timeframes.

The Note and Warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

The foregoing description of the Note is qualified in its entirety by reference to such Note which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.      Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.      Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
10.1	Convertible Promissory Note dated March 24, 2015, issued to JMJ Financial

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

Date: March 27, 2015	By:	/s/ Sanjay Sabnani
Sanjay Sabnani Chief Executive Officer